December 30, 2010

Dblaine Investment Trust
806 Harvest Trail
Buffalo, MN 55313

Re:           Dblaine Investment Trust - File Nos. 333-162536 and 811-22340

Ladies and Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the Dblaine Investment Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 2 under the Securities Act of 1933 (Amendment No. 3 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

  664748.1